SCHEDULE 13E-3
                                 EXHIBIT (D)(3)

                                MEMBERS AGREEMENT

     This Agreement is made this 21st day of March 2000 (the "Effective Date") between George G. Hays ("Hays") and Chez & Schwartz Inc. Profit Sharing Plan dated 12/19/73 ("Schwartz").

     WHEREAS, Hays and Schwartz, who are owners of outstanding units ("Units") of AZI LLC, an Arizona limited liability company (the "Company"), believe it is in their respective mutual best interests to provide for the restrictions on the transfer of their Units as set forth herein as are necessary to ensure the harmonious and successful management and control of the Company.

     NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto, and intending to be legally bound, the parties agree as follows:

     1. RESTRICTION ON TRANSFER OF SCHWARTZ'S UNITS. During the term of this Agreement, Schwartz , except with respect to transfers within his family for estate planning purposes when any transferees fully assume responsibility for compliance with this Agreement, shall not transfer, alienate, sell, assign, pledge, encumber, exchange or otherwise dispose of all, or any portion of, or any rights or rights in any of his Units, or contract to do any of such things (each a "Prohibited Transfer") except as permitted under the terms of this Agreement. Schwartz hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the parties hereto. Any attempted Prohibited Transfer in violation of this Section 1 shall be deemed invalid, null and void, and of no force or effect. Any person to whom Units are attempted to be transferred in violation of this Section 1 shall not be entitled to vote on matters coming before members of the Company, participate in the management of the Company, receive distributions from the Company, or have any rights in or with respect to such Units.

     2. BUY OUT OF SCHWARTZ.

          (a) Hays may at any time after five years from the Effective Date, or within thirty days of the death of Harold D. Schwartz, elect in a written notice to Schwartz or his representative, if any, to purchase for cash all of the Units then held by Schwartz at a price equal to the greater of Schwartz's then existing capital account in the Company (as defined in the Company's Operating Agreement of even date herewith) or the Agreed Value of such Units. For purposes of this Section 2, "Agreed Value" means the product of (i) a fraction, the numerator of which is the number of Units to be purchased under this Section 2 and the denominator of which is the total number of Units of the Company then outstanding multiplied by (ii) the product of (A) five times the EBITDA of the Company, (defined as operating income (loss) before depreciation and amortization expense and excluding charges for interest expense and interest income and before provision for income taxes), computed in accordance with generally accepted accounting principles, for the full taxable year immediately preceding the year in which the event giving rise to the purchase of the Units under this Section 2 occurred less (B) the then existing principal amount of interest bearing indebtedness of the Company plus (C) the book value of the assets of the Company not used in the ordinary course of its business determined in accordance with GAAP.
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          (b) Schwartz at anytime after 5 years from the effective date may require that Hays purchase on the same terms and conditions and for the same price as set forth in Section 2(a) above any or all of the units then held by Schwartz.

          (c) Hays may elect to pay for the purchase price of Units purchased from Schwartz under this Section 2 in sixty equal monthly installments commencing on the date such Units are purchased. The unpaid balance of the purchase price of such Units shall accrue interest, payable with each monthly installment of such purchase price, a the lower of eight percent or the minimum rate of interest required at the time of the purchase of Units under this
Section 2 is made, in order to avoid the imputation of a higher rate of interest under applicable provisions of the Internal Revenue Code and the regulations issued thereunder. Notwithstanding any of the foregoing provisions of this
Section 2, Hays may prepay such purchase price, in whole or in part, at any time or times, without penalty. Hays shall evidence his election to purchase Units on an installment basis under this Section 2 by executing and delivering his promissory note to Schwartz or Schwartz's representative, if any, on the closing date of such purchase.

          (d) The closing date of a purchase of Units by Hays under this Section 2 shall occur within not less than thirty days following the date of Hays's notification to Schwartz of his election to purchase the Units permitted under this Section 2.

          (e) In the event that during the one year following the closing date of Units by Hays under Section 2(a) Hays sells all, or any portion, of such Units to a third party at a per Unit price that is greater than the per Unit price paid to Schwartz or his representative, if any, by Hays under Section 2(a), then Hays shall be required to immediately pay to Schwartz or his representative, if any, upon the completion of such resale an amount equal to the product of (i) such per Unit price difference multiplied by (ii) the total number of such Units resold by Hays ("Claw Back Amount"). Additionally, should Hays sell all or substantially all of the assets of AZI LLC during the one year following the closing date of a Section 2(a) purchased by Hays, Hays shall be required to likewise pay the Claw Back Amount to Schwartz or his personal representative, if any, calculated in the same manner except that the product shall be multiplied by the agreed to percentage of assets of AZI LLC actually sold in the transaction requiring the payment of a Claw Back Amount.

     3. BUY OUT OF HAYS.

          (a) Schwartz may within thirty days of the death of Hays elect in a written notice to Hays's representative to purchase for cash all of the Units of the Company then held by Hays at a price equal to the greater of Hays's then existing capital account in the Company (as defined in the Company's Operating Agreement of even date herewith) or the Agreed Value of such Units. For purposes of this Section 3, "Agreed Value" shall be calculated in the same manner as Agreed Value is calculated for the Units that may be purchased by Hays under
Section 2. The closing date of a purchase of Units by Schwartz under this
Section 3 shall occur within not less than thirty days following the date of Schwartz's notification to Hays's representative of his election to purchase the Units permitted under this Section 3.

          (b) Schwartz may elect to pay for the purchase price of units purchased from Hays pursuant to this Section 3 in accordance with the same terms and conditions available to Hays for the repurchase of the Schwartz unit set forth in Section 3(c) herein above.

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          (c) In the event that during the one year following the closing date of Units by Schwartz under Section 3(a) Schwartz sells all, or any portion, of such Units to a third party at a per Unit price that is greater than the per Unit price paid to Hays or his representative, if any, by Schwartz under Section 3(a), then Schwartz shall be required to immediately pay to Hays or his representative, if any, upon the completion of such resale an amount equal to the product of (i) such per Unit price difference multiplied by (ii) the total number of such Units resold by Schwartz ("Claw Back Amount"). Additionally, should Schwartz sell all or substantially all of the assets of AZI LLC during the one year following the closing date of a Section 2(a) purchased by Schwartz, Schwartz shall be required to likewise pay the Claw Back Amount to Hays or his personal representative, if any, calculated in the same manner except that the product shall be multiplied by the agreed to percentage of assets of AZI LLC actually sold in the transaction requiring the payment of a Claw Back Amount.

          (d) In the event that Schwartz purchases the Units permitted under this Section 3, Schwartz agrees to be bound by and comply with all of the provisions of that certain Members Agreement of even date herewith between Hays and The Hays Family Revocable Lifetime A B Trust dated October 14, 1998 as the assignee of Hays thereunder.

     4. SCHWARTZ'S RIGHT OF CO-SALE.

          (a) If Hays proposes to sell or transfer any Units held by Hays before Hays has acquired all of the Units held by Schwartz in accordance with Section 2, then Hays shall promptly give written notice (the "Proposed Sale Notice") to Schwartz at least 15 days prior to the closing of such sale or transfer. The Proposed Sale Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Units to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

          (b) Schwartz shall have the right, exercisable upon written notice to Hays (the "Participation Notice") within ten days after the Proposed Sale Notice to participate in such sale of Units on the same terms and conditions; provided, however, the number of Units that Schwartz may sell hereunder shall not exceed an amount equal to the product of (i) the total number of Units then held by Schwartz multiplied by (ii) a fraction, the numerator of which is the number of Units reflected in the Proposed Sale Notice and the denominator of which is the total number of Units held by Hays immediately before the giving of the Proposed Sale Notice. The Participation Notice shall indicate the number of Units that Schwartz wishes to sell under his right to participate.

          (c) If Schwartz elects to participate in the sale pursuant to this
Section 4, Schwartz shall effect his participation in the sale by promptly delivering to Hays for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Units which Schwartz elects to sell.

          (d) The Unit certificate or certificates that Schwartz delivers to Hays pursuant to Section 4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Units pursuant to the terms and conditions specified in the Proposed Sale Notice, and Hays shall concurrently therewith remit to Schwartz that portion of the sale proceeds to which Schwartz is entitled by reason of its participation in such sale.

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          (e) In the event that the prospective purchaser(s) purchase(s) fewer
Units than set forth in the Proposed Sale Notice, the Units sold by Hays and Schwartz shall be reduced pro rata based on the number of Units they would have been entitled to sell had the purchaser(s) purchased all the Units set forth in the Proposed Sale Notice.

          (f) If Schwartz elects not to participate in the sale of the Units subject to the Proposed Sale Notice, Hays may, not later than sixty days following delivery to Schwartz of the Proposed Sale Notice, enter into an agreement providing for the closing of the transfer of the Units covered by the Proposed Sale Notice within thirty days of such agreement on terms and conditions not more materially favorable to Hays than those described in the Proposed Sale Notice.

          (g) Notwithstanding the foregoing, the co-sale rights of Schwartz set forth in this Section 4 shall not apply to any pledge of Units made by Hays pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest or to the foreclosure of such pledge; provided that in the event of any transfer made pursuant to one of the foregoing exemptions: (i) Hays shall inform Schwartz of such pledge or transfer prior to effecting it and (ii) the pledgee or transferee shall furnish Schwartz with a written agreement to be bound by and comply with all of the provisions of
Section 4.

     5. TERM. This Agreement shall terminate upon the occurrence of any of the following events: (i) cessation of the Company's business, (ii) the bankruptcy, receivership or dissolution of the Company, (iii) upon Schwartz's death and Hays's failure to elect to purchase Units held by Schwartz in accordance with
Section 2 or (iv) the elapse of ten years following the date of this Agreement.

     6. GENERAL PROVISIONS.

          (a) All notices under the provisions of this Agreement shall be given by certified mail, return receipt requested, or registered mail and shall be deemed received when mailed to the addresses of Hays or Schwartz as listed on the records of the Company.

          (b) This Agreement shall be governed by the laws of the State of Arizona in all respects.

          (c) This Agreement may be executed simultaneously and by facsimile signature in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

          (d) No provision of this Agreement shall be altered, amended or revoked except by an instrument in writing signed by the parties hereto.

          (e) This Agreement shall extend to and be binding upon the successors, assigns and legal representatives of the parties hereto.

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          (f) In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, such illegal or unenforceable provision shall be severed, and the remainder of this Agreement shall continue in full force and effect.

          (g) This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any covenants and agreements except as specifically set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


                                        HAYS


Date: March 21, 2000                    /s/ George G. Hays
                                        ----------------------------------------
                                        George G. Hays


                                        SCHWARTZ


Date: March 21, 2000                    /s/ Harold D. Schwartz
                                        ----------------------------------------
                                        Harold D. Schwartz

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